EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2-77590, No. 2-95258, No. 033-00661, No. 333-09851, No. 333-54560, No. 333-105527, No. 333-130382, No. 333-174783, No. 333-186094, and No. 333-189384, each on Form S-8, and Registration Statement No. 333-181590 on Form S-3, of our reports dated March 1, 2016, relating to the consolidated financial statements and financial statement schedule of Kate Spade & Company (the "Company"), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of Kate Spade & Company for the year ended January 2, 2016.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 1, 2016